Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER COMBINED FINANCIAL STATEMENTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 17, 2010, relating to the combined financial statements of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures (together “the combined businesses”) and the effectiveness of the combined businesses’ internal control over financial reporting, appearing in the Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2009.

/s/ Deloitte LLP	/s/ DELOITTE ACCOUNTANTS B.V.
London, England	Amsterdam, The Netherlands
May 24, 2010	May 24, 2010